Exhibit 10.7

EXECUTION VERSION

November 21, 2022

Kåre Schultz

c/o Teva Pharmaceutical Industries Ltd.

124 Dvora HaNevi’a Street,

Tel Aviv, Israel

Dear Kåre:

This letter memorializes our recent discussions regarding your departure from the position of President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. (the “Company”) and the appointment of your successor, who is expected to commence service on January 1, 2023 (the “Succession Date”). Reference is made to your employment agreement with the Company dated September 7, 2017, as amended on June 9, 2020 (the “Employment Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Employment Agreement.

Given that the identification of your successor occurred sooner than anticipated and prior to the expiration of the term of the Employment Agreement, your departure will be treated as a termination by the Company without Cause for purposes of the Employment Agreement. As a practical matter, this means that you will continue in your current role until the day prior to the Succession Date, at which time you will cease serving as President and Chief Executive Officer and will cease to be a member of the Board of Directors of the Company. From the Succession Date through the last day of your contractual notice period (which ends 90 days following the signature of both parties on this letter, on February 19, 2023 (the “Termination Date”)), you will be on garden leave. During the garden leave, you agree that you will be available at the Company’s reasonable request to assist with an orderly transition of your duties and responsibilities to your successor.

In connection with your cessation of employment, you will be entitled to the payments and benefits set forth in Section 9.4 of the Employment Agreement, including the Annual Bonus for the fiscal year 2022 and the Prorated Annual Bonus with respect to fiscal year 2023, subject to your compliance with the conditions set forth therein (including your execution and non-revocation of the Release of Claims in accordance with Section 9.7 of the Employment Agreement and your continuous compliance with Sections 11 (Confidentiality and Disclosure of Information), 12 (Non-Competition), 13 (Non-Solicitation) and 14 (No Disparagement) of the Employment Agreement).

For the avoidance of doubt, in addition to the Annual Bonus for 2022 and the Prorated Annual Bonus for 2023 (which for the individual performance component for both years will be paid out at 100%, and for the Company financial performance component, will be paid out based on actual performance for 2022 and at 100% for 2023), you will also be entitled to the following:

The Accrued Obligations, including Severance Contribution.

The Severance Payment, a gross amount equal to USD 2,000,000 which is inclusive of the Severance Contribution, shall be paid, net of applicable tax withholding, as a lump sum on the next regular payroll date immediately following the seventy-fifth day after the Termination Date.

The Equity Benefits (generally consisting of continued vesting of your equity awards over the remainder of the original vesting schedule) meaning that Annual Equity Awards (USD 6,000,000) and the Additional Annual Awards (USD 4,000,000) will continue to vest over the remainder of their original vesting periods, on the same terms and to the same extent as if you had remained employed by the Company in accordance with the terms of the Employment Agreement, with latest vesting occurring in 2027. The Company will continue to provide you with information that is given to other employees in relation to the Equity Benefits until the expiry of the vesting period in 2027. You will also receive the grant of Annual Equity Awards and Additional Annual Awards for 2023, which will be granted to you prior to the expiration of your garden leave and such awards will also vest pursuant to the above provisions.

The Non-Compete Payment, a gross amount equal to USD 4,000,000, to be paid in 24 equal monthly installments without any setting off. The monthly installments of the Non-Compete Payment will be paid to you, net of applicable tax withholding, to the personal bank account, and in the currency, that you identify to the Company in writing in advance of the first payment, with any required currency conversion calculated in accordance with the Company’s standard practice.

You are entitled to redeem untaken vacation days and recreation pay accumulated pursuant to Section 7 of the Employment Agreement as of the Termination Date in accordance with Section 9.4.1 of the Employment Agreement.

Applicable tax withholding shall be applied to all payments in accordance with the tax rulings previously obtained with respect to your compensation from the Company.

Kåre, thank you for your contributions to the Company. Please sign and return this letter to indicate that you acknowledge and agree with the terms of your departure as described above.

[Signature Page Follows.]

Sincerely,

TEVA PHARMACEUTICAL INDUSTRIES LTD

By:	/s/ Sol J. Barer
Name: Sol J. Barer
Title: Chairman of the Board

ACKNOWLEDGED AND AGREED

/s/ Kåre Schultz
Kåre Schultz